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                                                                     Exhibit 10c


             Amended 1994 PERFORMANCE BASED INCENTIVE COMPENSATION PLAN

                                       OF

                          REPUBLIC NEW YORK CORPORATION

                                AND SUBSIDIARIES

         The purpose of this Plan is to attract and retain the services of officers who serve on the Management Executive Committee of Republic New York Corporation (the "Corporation"), are in policy-making positions with the Corporation or its subsidiaries and, by virtue of their positions, are in a position to make a material contribution to the successful operation of the business of the Corporation and its subsidiaries.

Section 1 - Definitions

         For the purposes hereof, the following terms have the meanings specified or referred to below:

         (a) "Adjusted Base Year Earnings Per Share" means, for any Award, the Earnings Per Share for the Base Year for such Award; provided, that (i) if following such Base Year the outstanding shares of Common Stock shall have been changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares or the like, or dividends payable in shares of Common Stock, the Adjusted Base Year Earnings Per Share shall be proportionately adjusted by the Compensation Committee to reflect any increase or decrease in the number of issued shares of Common Stock that resulted from such change insofar as necessary to preserve inter-period comparability between Earnings Per Share for such Base Year and the Plan Year for which such Award is granted; (ii) the Adjusted Base Year Earnings Per Share shall be adjusted by the Compensation Committee insofar as is necessary or appropriate to preserve inter-period comparability, between Earnings Per Share for each of the Base Year and Plan Year for any Award, in accordance with generally accepted accounting principles (including APB Opinion No. 15, as amended), applicable to the computation of earnings per share; and (iii) in the event of (A) any change subsequent to the Base Year for any Award in the accounting principles or methods applied by the Corporation in the preparation of the consolidated financial statements of the Corporation and its subsidiaries of a character required to be mentioned as an exception in the opinion of the independent accountants with respect to the consistency of accounting principles applied to periods subsequent to such Base Year, or (B) any change in the fiscal year of the Corporation, which change affects the inter-period comparability between Earnings Per Share for each of such Base Year and such Plan Year, the Adjusted Base Year Earnings Per Share shall be adjusted by the Compensation Committee insofar as is necessary or appropriate to preserve such inter-period comparability.
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         (b) "Award" means a right, granted by the Compensation Committee pursuant to Section 2.1 for any Plan Year, to participate under this Plan, subject to the terms of this Plan and such grant.

         (c) "Award Multiple" means, for any Award, the number of shares of Common Stock designated by the Compensation Committee pursuant to Section 2.2 solely for use in determining the amount, if any, to be paid pursuant to such Award; provided, that if, after the Award Multiple is so designated, the outstanding shares of Common Stock shall be changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares or the like, or dividends payable in shares of Common Stock (which change is reflected in the consolidated income statement from which Earnings Per Share for the relevant Plan Year is derived), the Award Multiple originally designated by the Compensation Committee shall be proportionately adjusted by the Compensation Committee to reflect any increase or decrease in the number of issued shares of Common Stock that resulted from such change.

         (d) "Base Year" means, for any Award, the fiscal year of the Corporation designated by the Compensation Committee pursuant to Section 2.2.

         (e) "Board" means the Board of Directors of the Corporation.

         (f) "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         (g) "Common Stock" means the Common Stock, par value $5.00 per share, of the Corporation.

         (h) "Compensation Committee" means the Human Resources Committee of the Board.

         (i) "Corporation" has the meaning provided in the preamble to this Plan.

         (j) "Earnings Per Share" for any year means the diluted consolidated net income per share of Common Stock of the Corporation for such year as set forth in the consolidated income statement of the Corporation and its subsidiaries for such year as presented to the Board at the first quarterly meeting for the subsequent year, but adjusted to eliminate the effect of amounts paid or accrued with respect to any Award (i.e., Earnings Per Share shall be determined before taking into account amounts paid or accrued with respect to any Award).

         (k) "Management Executive Committee" means the committee designated by the Board as the Management Executive Committee of the Corporation and which shall consist of such officers of the Corporation as the Board or the Chief Executive Officer may appoint from time to time.


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         (l) "Net Income" for any year means the consolidated net income of the
Corporation and its subsidiaries for such year as set forth in the consolidated income statement of the Corporation and its subsidiaries for such year as presented to the Board at the first quarterly meeting for the subsequent year.

         (m) "Participants" has the meaning provided in Section 2.1.

         (n) "Plan" means this 1994 Performance Based Incentive Compensation Plan of the Corporation and Subsidiaries.

         (o) "Plan Year" means any fiscal year of the Corporation.


 Section 2 - Awards

         2.1 Subject to Section 4.1 and this Section 2, the Compensation Committee may grant Awards for any Plan Year to members of the Management Executive Committee ("Participants").

         2.2 The Compensation Committee shall determine, at the time it grants any Award for a Plan Year to a Participant, the Base Year (which may not be prior to 1979) and the Award Multiple for that Award. Promptly following the grant of an Award to a Participant, the Compensation Committee shall give notice (or cause notice to be given) to such Participant of such grant, together with the Base Year and the Award Multiple for such Award. The Base Years and Award Multiples for Awards granted to different Participants for the same Plan Year need not be identical.

         2.3 Awards for any Plan Year may be granted at any time within the first 90 days of such Plan Year. No more than one Award may be granted to any Participant for the same Plan Year.

         2.4 The amount, if any, to be paid pursuant to any Award granted to any Participant for any Plan Year shall be equal to the lesser of

         (a) the product of (i) the excess, if any, of (A) the Earnings Per Share for such Plan Year over (B) the Adjusted Base Year Earnings Per Share for such Award, multiplied by (ii) the Award Multiple for such Award; and

         (b) 0.7% of the Net Income for the Plan Year.

If the Earnings Per Share for a Plan Year do not exceed the Adjusted Base Year Earnings Per share for any Award granted for such Plan Year, no amount shall be paid pursuant to such Award, which shall thereupon terminate. Notwithstanding anything to the contrary contained in this Plan, the Compensation Committee, after taking into account a Participant's individual performance during the


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applicable Plan Year, may, in its sole discretion, reduce, in whole or in part, the amount otherwise to be paid pursuant to such Participant's Award for such Plan Year.

         2.5 Following each Plan Year, the Compensation Committee shall certify in writing the Earnings Per Share for such Plan Year, whether such Earnings Per Share exceeds the Adjusted Base Year Earnings Per Share for each Award granted for such Plan Year, and the amount, if any, to be paid pursuant to each such Award. Such certification shall be set forth in approved minutes of the Compensation Committee meeting (or written consent in lieu of meeting) in which such certification is made.

         2.6 Payment of the amounts payable pursuant to Awards for each Plan Year (as certified by the Compensation Committee pursuant to Section 2.5) shall be made, as soon as practicable following such Plan Year, by the Corporation or, in the case of any participant employed by a subsidiary of the Corporation (and not the Corporation), by such subsidiary; provided, however, that prior to the last day of a Plan Year for which an Award is granted to a Participant, such participant may elect to defer, subject to such terms as agreed upon by such Participant and his or her employer, the payment of all or any portion of the amounts payable pursuant to such Award to any later year or years. Each payment made pursuant to this Section 2.6 shall be accompanied by a written statement setting forth the amount to be paid and the calculation of such amount pursuant to Section 2.4. If a Participant's payment is deferred in accordance with this
Section 2.6, a written statement setting forth the amount payable pursuant to his or her Award and the calculation of such amount shall be furnished to such Participant at the time such payment would have otherwise been required to be made hereunder.


Section 3 - Death, Termination of Employment, Etc.

         Notwithstanding any other provision of this Plan, (i) if a Participant's employment with the Corporation or its subsidiaries is terminated by reason of such Participant's death or disability, or due to such Participant's retirement in accordance with Corporation policy, such Participant or such Participant's estate or beneficiary, as the case may be, shall be entitled only to be paid, in the case of any Award granted to such Participant for the Plan Year during which such Participant's employment was so terminated, the pro rata portion of the amount that would otherwise have been payable to such Participant pursuant to Section 2 (based on the number of days in such Plan Year prior to the date on which such Participant's employment was so terminated relative to the total number of days in such Plan Year), and the balance of the amount that would otherwise have been so payable to such Participant shall be deemed forfeited to the Corporation, and (ii) if, prior to the end of any Plan Year, a Participant's employment with the Corporation and its subsidiaries is terminated for any reason (other than by reason of death, disability or retirement as heretofore provided), no payment shall be made pursuant to any Award granted to such Participant for such Plan Year (and the amount that would otherwise have been payable to such Participant pursuant to Section 2 shall be deemed forfeited to the Corporation).


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Section 4 - Administration

         4.1 This Plan shall be administered by the Compensation Committee, as it may be composed from time to time. No member of the Compensation Committee may be granted an Award under this Plan.

         4.2 Within the limits of the express provisions of this Plan, the Compensation Committee shall have the authority, in its sole discretion, (i) to determine the time or times at which, and the Participants to whom, Awards may be granted, together with the Base Year and Award Multiple for each such Award (which need not be identical for each Participant), (ii) to interpret this Plan or any Award granted under this Plan, and (iii) to establish, adopt, amend or rescind such rules or regulations relating to this Plan and make all other determinations and take all other actions as the Compensation Committee may deem necessary or advisable for the administration of this Plan.

         4.3 The determinations of the Compensation Committee under this Plan, including without limitation as to the matters referred to in Section 2 and this
Section 4, shall be final and binding on all Participants.


Section 5 - Effective Date; Amendment or Termination

         5.1 This Plan shall become effective for the 1994 Plan Year provided that the holders of Common Stock approve this Plan at the next annual or special meeting after adoption of this Plan by the Board, and if such approval is not obtained, this Plan shall be null and void. This Plan shall be resubmitted from time to time for subsequent approvals by the holders of Common Stock as may be required by Section 162(m) of the Code.

         5.2 The Board may at any time and from time to time terminate, modify or amend this Plan in any respect; provided, however, that any amendment that
(i) materially changes the formula provided in Section 2.4 for purposes of determining the amount to be paid pursuant to Awards (including the maximum amount of any Award or Awards that may be granted to a Participant in a single Plan Year), (ii) permits a Base Year prior to 1979, (iii) changes the class of persons eligible to receive Awards, or (iv) otherwise requires stockholder approval pursuant to Section 162(m) of the Code, shall be submitted to the holders of Common Stock for approval at the next annual or special meeting after adoption of such amendment by the Board, and if such approval is not obtained, such amendment shall be null and void. No such termination, modification or amendment may affect the rights of a Participant under an outstanding Award without the consent of the Participant.


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Section 6 - Withholding of Taxes

         The Corporation shall have the right to deduct from the payment of all Awards any federal, state or local taxes required by law to be withheld with respect to such Awards.


Section 7 - Funding of Plan

         This Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award.


Section 8 - Transferability of Awards

         A Participant's rights and interests under this Plan (including the right to payment of any unpaid Award) may not be assigned or transferred except, in the case of a Participant's death, subject to Section 3, to such Participant's designated beneficiary as provided to the Compensation Committee in accordance with such procedures as it may determine from time to time hereafter, or in the absence of such designation, by will or the laws of descent and distribution. No Award shall be subject to execution, attachment or other process.

Section 9 - Miscellaneous

         9.1 Nothing contained in this Plan or any written instrument evidencing any Award granted under this Plan shall be deemed to confer upon any Participant to whom an Award is or may be granted hereunder any right to remain in the employ of the Corporation or any of its subsidiaries or any right to be granted an Award (or be eligible therefor) in any subsequent Plan Year.

         9.2 Except in the case of the Executive Supplemental Disability Plan, no Award shall be taken into account in determining a Participant's compensation for the purposes of any group life insurance or other employee benefit plan of the Corporation or its subsidiaries.

         9.3 This Plan shall not be deemed an exclusive method of providing incentive compensation for the officers of the Corporation, nor shall it preclude the Committee or the Board from authorizing or approving other forms of incentive compensation.


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         9.4 All expenses and costs in connection with the operation of this
Plan shall be borne by the Corporation or the relevant subsidiary of the Corporation.


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